Exhibit 10.5

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, NY 10005	HSBC BANK USA, NATIONAL ASSOCIATION HSBC SECURITIES (USA) INC. 425 Fifth Avenue New York, New York 10018

CONFIDENTIAL

February 12, 2018

Wand Merger Corporation

Fifth Avenue Plaza

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

Attention: Chad Smith

c/o Kohlberg Kravis Roberts & Co. L.P. (“KKR”)

9 West 57th Street

New York, New York 10019

Attn: Cade Thompson

Project Eclipse

Commitment Letter

Ladies and Gentlemen:

You have advised each of Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Jefferies Finance LLC (“Jefferies”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”, together with DBCI, “DB”), HSBC Bank USA, National Association (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSBC Securities” and, together with HSBC Bank, “HSBC” and, together with Credit Suisse, Jefferies, DB, HSBC and any Additional Commitment Party (as defined below), collectively, the “Commitment Parties”, “we” or “us”) that Wand Merger Corporation (“Buyer” or “Borrower”), an affiliate of WMIH Corp. (“WMIH”; WMIH together with Buyer, “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of the entity previously identified to us by you as “Eclipse”, a Delaware corporation (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

You have further advised us that, in connection therewith, it is intended that the financing for the Transactions will include either (x) up to $2,750 million in aggregate principal amount of senior unsecured notes (the “Senior Unsecured Notes” or the “Notes”) in a Rule 144A private placement or (y) if all or any portion of the Senior Unsecured Notes are not issued by the Borrower on or prior to the Closing Date (as defined below), up to $2,750 million of senior unsecured increasing rate loans (the “Bridge Loans”), under the senior unsecured credit facility (the “Bridge Facility”) described in the Term Sheet.

In connection with the foregoing, Credit Suisse is pleased to advise you of its several and not joint commitment to provide 35%, Jefferies is pleased to advise you of its several and not joint commitment to provide 27.5%, DBCI is pleased to advise you of its several and not joint commitment to provide 25% and HSBC Bank is pleased to advise you of its several and not joint commitment to provide 12.5%, subject only to the satisfaction or waiver of the applicable conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto (in each case, limited on the Closing Date (as defined below) as indicated therein) and in Exhibit C hereto. Credit Suisse, Jefferies, DBCI and HSBC Bank are referred to herein as the “Initial Lenders”.

It is agreed that (i) each of CS Securities, Jefferies (acting through any of its affiliates or branches as it deems appropriate), DBSI and HSBC Securities will act as a lead arranger for the Bridge Facility (each in such capacity, a “Lead Arranger”) and (ii) Credit Suisse will act as administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent). It is further agreed that CS Securities shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility. Within 15 business days after the date of this Commitment Letter, you may appoint additional joint lead arrangers, joint bookrunners agents, co-agents or co-managers (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) or confer other titles in respect of the Bridge Facility in a manner and with economics determined by you (it being understood that, to the extent you appoint Additional Commitment Parties or confer other titles in respect of the Bridge Facility, the economics allocated to, and the amount of the commitments of, the Commitment Parties in respect of the Bridge Facility will be ratably reduced by the economics allocated to and the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” and “Initial Lender” hereunder and under the Fee Letter); provided that the Initial Lenders on the date hereof shall have not less than 75.0% of the total economics for the Bridge Facility on the Closing Date. Except as provided in this paragraph, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any Additional Commitment Party) will be paid to any Lender in order to obtain its commitment to participate in the Bridge Facility unless you and the Commitment Parties shall so agree. The respective commitments of the Initial Lenders shall be several and not joint.

The Lead Arrangers reserve the right, prior to or after the execution of the Bridge Facility Documentation (as defined in Exhibit B), which we agree will be initially drafted by your counsel, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to them and you with respect to the identity of such lenders (your consent not to be unreasonably withheld or delayed) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Lead Arranger’s right to syndicate the Bridge Facility and receive commitments with respect thereto (but subject to the fourth paragraph of this Commitment Letter), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Bridge Facility (the date of such funding or issuance of Senior Unsecured

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Notes, the “Closing Date”)shall not be a condition to such Initial Lender’s commitments; (ii) except as provided above with respect to appointment of Additional Commitment Parties, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the initial funding of the Bridge Facility has occurred; (iii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Bridge Facility until after the initial funding of the Bridge Facility; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; and (v) we will not syndicate our commitments to certain banks, financial institutions and other institutional lenders and investors (a) that have been separately identified in writing by you or the Sponsor to us prior to the date hereof (or, if after such date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Bridge Facility on the date hereof (the “Majority Lead Arrangers”), (b) those persons who are competitors of the Borrower or the Company and their respective subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their affiliates (other than bona fide debt fund affiliates) that are either (x) identified in writing by you or the Sponsor from time to time or (y) clearly identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”); provided that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in the Bridge Facility.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Bridge Facility and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution by each party of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Bridge Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arrangers, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date (such earlier date, the “Syndication Date”), in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of KKR and its affiliates (collectively, the “Sponsor”) and, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Company, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and places mutually agreed upon, (c) your and the Sponsor’s assistance, and your using commercially reasonable efforts to cause the Company to assist, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, in the preparation of customary confidential information memorandum for the Bridge Facility (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, in each case, in a form consistent with the materials used by other portfolio companies of the Sponsor in connection with the syndications of bridge facilities and using commercially reasonable efforts to provide information and other customary materials reasonably requested in connection with such Confidential

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Information Memorandum no less than 15 consecutive business days prior to the Closing Date, (d) using your commercially reasonable efforts to procure updated public corporate credit rating and a public corporate family rating in respect of WMIH from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for each of the Bridge Facility and the Notes from each of S&P and Moody’s, in each case, at least five business days prior to the Closing Date, (e) the hosting, with the Lead Arrangers, of no more than one meeting of prospective Lenders at a time to be mutually agreed upon and additional telephonic meetings to be mutually agreed and (f) your ensuring (and with respect to the Company and its subsidiaries, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, your using commercially reasonable efforts to ensure) that there shall be no competing issues of debt securities or commercial bank or other credit facilities (other than the Bridge Facility) of WMIH, the Company or any of their respective subsidiaries being offered, placed or arranged (other than the Notes (or the issuance of any “demand securities” issued in lieu of the Notes or other indebtedness issued in lieu of the Notes that has otherwise been consented to by the Majority Lead Arrangers (such consent not to be unreasonably withheld or delayed)) if such debt securities or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Bridge Facility (it is understood and agreed that any deferred purchase price obligations, indebtedness to finance or refinance the purchase, origination, pooling or funding of mortgage servicing rights, residual funding facilities, securitization indebtedness, servicing advance facilities, warehouse facilities and credit enhancement agreements, in each case necessary for execution of the Borrower’s line of business and either consistent with past practice or in the ordinary course of business, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financings and other indebtedness permitted to be incurred or remain outstanding by the Acquisition Agreement will not be deemed to materially impair the primary syndication of the Bridge Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date or at any time thereafter.

The Lead Arrangers, in their capacities as such, will, in consultation with you, manage all aspects of any syndication of the Bridge Facility, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders from the amounts to be paid to the Commitment Parties pursuant to this Commitment Letter and the Fee Letter. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to cause the Sponsor and the Company to provide) to the Lead Arrangers all customary information with respect to you and the Company and each of your and its respective subsidiaries and the Transactions, including all financial information, as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its respective subsidiaries or affiliates or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements

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that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facility on or prior to the Closing Date shall be those required to be delivered pursuant to paragraphs 4 and 5 of Exhibit C.

You hereby represent and warrant that (with respect to the Company and its subsidiaries and its and their respective businesses, to your knowledge) all written information and written data (such information and data, other than information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representations and warranties were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information so that such representations and warranties will be correct in all material respects (with respect to the Company and its subsidiaries and its and their respective businesses, to your knowledge) under those circumstances. In arranging and syndicating the Bridge Facility, the Commitment Parties will be entitled to use and rely primarily on the Information without responsibility for independent verification thereof.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The several commitments of the Initial Lenders hereunder to fund the Bridge Facility on the Closing Date and the several agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the applicable conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto and (b) the applicable conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Bridge Facility or the issuance of the Senior Unsecured Notes shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder and there will be no conditions (implied or otherwise) under the Bridge Facility Documentation to the funding of the Bridge Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter or the Bridge Facility Documentation, other than those that are expressly stated in the section entitled “Conditions to Borrowing” in Exhibit B hereto and in Exhibit C hereto.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Initial Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition without any liability) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below)

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and (ii) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto and in Exhibit C hereto are satisfied (or waived by the Commitment Parties) For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and WMIH to be set forth in the Bridge Facility Documentation relating to the corporate or other organizational existence of the Borrower and WMIH, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, and performance of, the Bridge Facility Documentation; the incurrence of the loans and the provision of the Guarantees, in each case under the Bridge Facility, not conflicting with the Borrower’s and WMIH’s constitutional documents (after giving effect to the Acquisition); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 9 of Exhibit C); Federal Reserve margin regulations; the use of loan proceeds not violating OFAC, FCPA, other anti-terrorism laws and the PATRIOT Act; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Bridge Facility, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facility in a manner consistent with the Acquisition Agreement.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, members, advisors and the successors of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Bridge Facility or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person promptly upon written demand for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may, in the Indemnified Person’s sole discretion, include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your written consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors of any of the foregoing) under this Commitment Letter, the Fee Letter or the Bridge Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of a Proceeding initiated by you or one of your permitted assignees against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person or any of such

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Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Bridge Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or the Administrative Agent in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, promptly upon written demand and presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in the Term Sheet and of a single firm of local counsel to the Lead Arrangers in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Bridge Facility and the preparation of this Commitment Letter, the Fee Letter and the Bridge Facility Documentation (collectively, the “Expenses”); provided that except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company, the Sponsor (or any of their respective affiliates), any subsidiaries of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Bridge Facility and the use of proceeds thereunder), or with respect to any activities related to the Bridge Facility, including the preparation of this Commitment Letter, the Fee Letter and the Bridge Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance

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reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons (other than as permitted pursuant to the provisions hereof). You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party and its respective affiliates is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, any of your or their respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, any of your or their respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective shareholders or your and its respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not

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claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject only to the conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as referenced in Exhibit C hereto) (and whether or not such Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Company Representations and whether as a result of any inaccuracy thereof you (or your affiliates) has the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Commitment Letter]

9

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor, the equityholders of Buyer pro forma for the Acquisition and to your and any of the Sponsor’s subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any offering memoranda or private placement memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Bridge Facility (including any Confidential Information Memorandum and other customary marketing materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for WMIH and the Bridge Facility, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of pro forma information or a generic

[Commitment Letter]

10

disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility and/or the Notes (or the issuance of any “demand securities” issued in lieu of the Notes or other indebtedness issued in lieu of the Notes that has otherwise been consented to by the Majority Lead Arrangers (such consent not to be unreasonably withheld or delayed)) or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees and other economic terms of the market flex provisions set forth therein have been redacted in a customary manner, you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter (but not the Fee Letter) in any tender offer or proxy relating to the Transactions and (vii) you may disclose the Fee Letter and the contents thereof to any prospective Additional Commitment Party or prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Bridge Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority (including any self-regulatory authority)), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any of their respective officers, directors, employees, agents, controlling persons and members thereto in violation of any confidentiality obligations owing to you, the Sponsor, the Company or any of your or their respective subsidiaries or affiliates or any of their respective officers, directors, employees, agents, controlling persons and members (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Sponsor, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and

[Commitment Letter]

11

who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any information materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense or (i) to rating agencies in connection with obtaining ratings for WMIH, the Bridge Facility and the Notes. In addition, each Commitment Party may disclose the existence of the Bridge Facility to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Bridge Facility. In the event that the Bridge Facility is funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Bridge Facility Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

The syndication, information, reimbursement (if applicable), compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Bridge Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, information and to the syndication of the Bridge Facility, shall automatically terminate and be superseded by the corresponding provisions of the Bridge Facility Documentation upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (on a pro rata basis amongst the Initial Lenders) with respect to the Bridge Facility (or a tranche thereof as selected by you) hereunder at any time subject to the provisions of the preceding sentence.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

[Commitment Letter]

12

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Administrative Agent on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on February 13, 2018. The Initial Lenders’ respective commitments hereunder and the obligations and agreements of the Commitment Parties contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) after execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you (or your affiliates) in writing or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition with or without the funding of the Bridge Facility and (iii) 11:59 p.m., New York City time, on the date that is five business days after the End Date (as defined in the Acquisition Agreement (as in effect on the date hereof) and as may be extended therein) (such date, the “Commitment Termination Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension; provided, that the termination of the commitments does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

[Remainder of this page intentionally left blank]

[Commitment Letter]

13

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Andrew Maletta
Name: Andrew Maletta
Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Mark Filipski
Name: Mark Filipski
Title: Managing Director

[Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ E. J. Hess
Name: E. J. Hess
Title: Managing Director

[Commitment Letter]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Ian Dorrington
Name: Ian Dorrington
Title: Managing Director

By:	/s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ian Dorrington
Name: Ian Dorrington
Title: Managing Director

By:	/s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

[Commitment Letter]

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director

[Commitment Letter]

Accepted and agreed to as of

the date first above written:

WAND MERGER CORPORATION

By:	/s/ Charles E. Smith
Name: Charles E. Smith
Title: President

[Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Eclipse

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

Wand Merger Corporation (“Buyer”), a newly formed shell entity which is an affiliate of WMIH Corp. (“WMIH”), intends to acquire, directly or indirectly, all of the outstanding equity interests of the entity previously identified to us by you as “Eclipse” (the “Company”) from the equity holders of the Company.

In connection with the foregoing, it is intended that:

a)	Pursuant to the Agreement and Plan of Merger, by and among the Company, the Buyer and the other parties referenced therein, dated as of the date hereof (together with all exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented or waived, the “Acquisition Agreement”), Buyer will be merged with and into the Company, with the Company surviving such merger, in all material respects in accordance with the terms thereof (the “Acquisition”). After giving effect to the Acquisition, the Company shall become a direct or indirect wholly-owned subsidiary of WMIH.

b)	The sum of (1) the product of (i) the number of outstanding common equity shares issued by WMIH prior to giving effect to the Acquisition, (ii) the exchange ratio for such shares set forth in the Acquisition Agreement and (iii) the value of such common equity interests (it being understood and agreed that the value of each such share shall be deemed to be the price set forth in the Acquisition Agreement regardless of the actual trading price of such share) and (2) the value of the common equity interests in WMIH issued to the equityholders of the Company (it being understood and agreed that the aggregate value pursuant to this clause (2) shall be as set forth in the Acquisition Agreement) (clauses (1) and (2) collectively, the “Equity Contribution”) shall be at least 30% (the “Minimum Equity Contribution”) of the sum of (1) the aggregate gross proceeds of the Bridge Facility borrowed on the Closing Date (or Senior Unsecured Notes issued in lieu thereof) and (2) the equity capitalization of WMIH and its subsidiaries on the Closing Date after giving effect to the Transactions; provided that WMIH shall use cash on its balance sheet of at least $550.0 million in connection with the Transactions. To the extent that WMIH issues equity on or prior to the Closing Date (excluding for the avoidance of doubt the existing Class A preferred shares of WMIH or any successor thereto), other than common equity, such issuance shall be on the terms and conditions reasonably satisfactory to the Majority Lead Arrangers.

c)	The Borrower will either issue the full $2,750 million amount of the Senior Unsecured Notes and/or borrow up to the unissued amount of the contemplated $2,750 million issuance in an aggregate principal amount of Bridge Loans, in each case on the Closing Date of the Acquisition.

d)	It is understood that all obligations with respect to (i) 6.500% Senior Notes due 2018 (the “2018 Notes”), co-issued by Nationstar Mortgage LLC and Nationstar Capital Corporation (collectively, the “Issuers”), under the indenture, dated as of July 22, 2013 (as amended and supplemented, the “2018 Notes Indenture”), by and among the Issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (ii) 9.625% Senior Notes due 2019 (the “2019 Notes”), co-issued by the Issuers, under the indenture, dated as of April 25, 2012 (as amended and supplemented, the “2019 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee, (iii) 7.875% Senior Notes due 2020 (the “2020 Notes”), co-issued by the Issuers, under the indenture, dated as of September 24, 2012 (as amended and supplemented, the “2020 Notes

[Transaction Description]

Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee, (iv) 6.500% Senior Notes Due 2021 (the “2021 Notes”), co-issued by the Issuers, under the indenture, dated as of February 7, 2013 (as amended and supplemented, the “2021 Notes Indenture”), by and among the Issuers, the guarantors party thereto and the Trustee and (v) 6.500% Senior Notes due 2022 (together with the 2018 Notes, the 2019 Notes, the 2020 Notes and the 2021 Notes, the “Notes”), co-issued by the Issuers, under the indenture, dated as of May 31, 2013 (as amended and supplemented, and, together with the 2018 Notes Indenture, the 2019 Notes Indenture, the 2020 Notes Indenture and the 2021 Notes Indenture, the “Indentures”), by and among the Issuers, the guarantors party thereto and the Trustee, will be redeemed, repurchased, repaid, discharged or defeased (or notices for the redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, satisfy and discharge in full the obligations under each such Indenture or related Notes) in accordance with each Indenture. The transactions described in this clause (e) are collectively referred to herein as the “Refinancing”.

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

[Transaction Description]

EXHIBIT B

Project Eclipse

$2,750 million Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrower:	Initially, Wand Merger Corporation and after giving effect to the Acquisition, the Company (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	Credit Suisse AG or an affiliate thereof will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below) and the Borrower, excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Lead Arrangers:	Credit Suisse Securities (USA) LLC (“CS Securities”), Jefferies Finance LLC (“Jefferies”), Deutsche Bank Securities Inc. (“DBSI”) and HSBC Securities (USA) Inc. (“HSBC Securities”) will each act as a lead arranger and bookrunner (together with any additional joint bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Lead Arranger”) and will perform the duties customarily associated with such roles.

Syndication Agent, Documentation Agent or Co-Documentation Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Majority Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Senior Unsecured Bridge Loans:	The Lenders will make senior unsecured increasing rate loans (the “Bridge Loans”) to the Borrower (at the Borrower’s option, but without limiting the “Securities Demand” provision of the Fee Letter) on the Closing Date in an aggregate principal amount of up to $2,750 million (it being understood and agreed that (i) $1,000 million of such Bridge Loans shall be tranched as “Tranche A Bridge Loans”, (ii) $1,000 million of such Bridge Loans shall be tranched as “Tranche B Bridge Loans” and (iii) $750 million of such Bridge Loans shall be tranched as “Tranche C Bridge Loans”) plus, at the Borrower’s election, an amount sufficient to fund any original issue discount (“OID”) or upfront fees required to be funded on the Closing Date in connection with the issuance of the Notes or any other Securities (as defined in the Fee Letter) on the Closing Date (which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter) minus, with respect to each tranche of Bridge Loans, the amount of gross proceeds from the applicable tranches of Notes on or prior to the Closing Date. Notwithstanding anything herein to the contrary, the Borrower may reallocate all or any portion of the Tranche C Bridge Loans to either the Tranche A Bridge Loans and/or the Tranche B Bridge Loans as it may select at any time prior to the Closing Date.

[Bridge Facility]

Availability:	The Lenders will make the Bridge Loans on the Closing Date simultaneously with the consummation of the Acquisition. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds from the issuance of the Notes and cash on hand at WMIH, the Borrower and the Company, to consummate the Transactions.

Ranking:	The Bridge Loans will rank equal in right of payment with any other senior indebtedness of the Borrower and will not be secured.

Guarantees:

All obligations of the Borrower (the “Obligations”) under the Bridge Facility (the “Bridge Obligations”) will be unconditionally guaranteed jointly and severally on an equal priority senior unsecured basis (the “Guarantees”) by WMIH and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of WMIH (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of WMIH that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary substantially all of the assets of which consist of the equity and/or debt or receivables of one or more direct or indirect non-U.S. subsidiaries that are CFCs (a “CFC Holdco”), (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed consistent with the Bridge/Bond Documentation Principles, (e) that is not permitted by law, regulation or contract (including any contract relating to debt for borrowed money) (to the extent existing on the Closing Date or, if later, the date it becomes a restricted subsidiary and in each case, not entered into in contemplation hereof) to provide such guarantee or to become a Guarantor, or would require third-party or governmental (including regulatory) consent, approval, license or authorization to provide such guarantee or to become a Guarantor, (unless such consent, approval, license or authorization has been received), or for which the provision of such guarantee would result in a material adverse tax consequence to WMIH or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (f) that is a special purpose entity (including not for profit entities and captive insurance companies), (g) that is a registered broker-dealer, (h) any restricted subsidiary established for the purposes of issuing notes or other securities in connection with a warehouse facility or indebtedness related to mortgage servicing rights or any securitization entities or (i) any subsidiaries of the type not required to provide guarantees in comparable financings for companies in the Company’s industry with the consent of the Administrative Agent (it being understood and agreed that exceptions contained in the indentures governing the Company’s existing notes shall not be subject to the consent of the Administrative Agent) (the “Subsidiary Guarantors”) (collectively, and together with WMIH, the “Guarantors”; and together with the Borrower, the “Credit Parties”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the Bridge Facility Documentation in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Subject only to the restricted payment covenant in the Bridge Facility Documentation and no continuing payment or bankruptcy event of default, WMIH may designate any subsidiary as an “unrestricted subsidiary” and subsequently, subject to WMIH being

[Bridge Facility]

able to incur at least $1 of additional debt under the Fixed Charge Coverage Ratio, redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Bridge Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Bridge Facility Documentation except to the extent of distributions received therefrom.

Security:	None.

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, unless a bankruptcy event of default with respect to WMIH or the Borrower shall have occurred and be continuing, (i) the Tranche A Bridge Loans will be automatically converted into a senior unsecured term loan (the “Tranche A Extended Term Loans”) due on the date that is five years after the Closing Date (the “Tranche A Extended Maturity Date”), (ii) the Tranche B Bridge Loans will be automatically converted into a senior unsecured term loan (the “Tranche B Extended Term Loans”) due on the date that is eight years after the Closing Date (the “Tranche B Extended Maturity Date”) and (iii) the Tranche C Bridge Loans will be automatically converted into a senior unsecured term loan (the “Tranche C Extended Term Loans” and, together with the Tranche A Extended Term Loans and the Tranche B Extended Term Loans, the “Extended Term Loans”) due on the date that is ten years after the Closing Date (the “Tranche C Extended Maturity Date” and, together with the Tranche A Extended Maturity Date and the Tranche B Extended Maturity Date, the “Extended Maturity Dates”), in each case, having terms set forth on Annex I to this Exhibit B. The date on which Bridge Loans are converted into Extended Term Loans is referred to as the “Conversion Date”. On the Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day) at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that (i) no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $250.0 million in aggregate principal amount of Exchange Notes and (ii) no subsequent Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $250.0 million in aggregate principal amount of additional Exchange Notes or if less, the remaining amount of Extended Term Loans of such tranche.

The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the Bridge Loans except as set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

The Extended Term Loans and the Exchange Notes shall rank equal in right of payment for all purposes.

[Bridge Facility]

Interest Rates:

Interest on (i) the Tranche A Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 500 basis points (the “Tranche A Initial Margin”), (ii) the Tranche B Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 550 basis points (the “Tranche B Initial Margin”) and (iii) the Tranche C Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 575 basis points (the “Tranche C Initial Margin” and, together with the Tranche A Initial Margin and the Tranche B Initial Margin, the “Initial Margins”). Thereafter, subject to the applicable Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the applicable Initial Margin and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the applicable Bridge Loans are outstanding (except on the Conversion Date) (the Tranche A Initial Margin together with each 50 basis point increase therein described above, the “Tranche A Applicable Margin”, the Tranche B Initial Margin together with each 50 basis point increase therein described above, the “Tranche B Applicable Margin”, the Tranche C Initial Margin together with each 50 basis point increase therein described above, the “Tranche C Applicable Margin” and, together, as applicable, the “Applicable Margin”).

“LIBOR” means the London interbank offered rate for dollars for the relevant interest period; provided that with respect to the Bridge Facility, LIBOR shall be deemed to be no less than 1.00% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on (i) the Tranche A Bridge Loans exceed the amount specified in the Fee Letter in respect of the Tranche A Bridge Loans as the “Tranche A Total Cap”, (ii) the Tranche B Bridge Loans exceed the amount specified in the Fee Letter in respect of the Tranche B Bridge Loans as the “Tranche B Total Cap” and (iii) the Tranche C Bridge Loans exceed the amount specified in the Fee Letter in respect of the Tranche C Bridge Loans as the “Tranche C Total Cap”.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at a rate equal to the applicable Total Cap.

Interest Payments:	Interest on the Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	During the continuance of any event of default under the Bridge Facility Documentation, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

[Bridge Facility]

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loan, Extended Term Loans or Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the Notes; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at an issue price above the price at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Bridge Loans of such Lender or affiliate (provided that if there is more than one such Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Indebtedness (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) by WMIH or any of its restricted subsidiaries and (iii) the net cash proceeds from any non-ordinary course asset sales by WMIH or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the holder of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets consistent with the Bridge/Bond Documentation Principles (as defined below). The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Bridge/Bond Documentation Principles. These mandatory prepayment provisions will not apply to the Extended Term Loans. Mandatory prepayments shall be allocated ratably amongst the Bridge Loan tranches.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time. Voluntary prepayments may be allocated, in the sole discretion of the Borrower, amongst the Bridge Loan tranches.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall contain the terms set forth in this Exhibit B and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and substantially consistent with the USI Advantage Corp. Indenture, dated as of April 18, 2017 (the “USI Indenture”) (reflecting, in the case of the Bridge Facility or Extended Term Loans, credit agreement format) with changes to the debt and lien covenants as are consistent with provisions customarily found in high yield indentures of comparable issuers in the Company’s industry (and in any event, the terms shall be no more restrictive than the indentures governing the Company’s existing senior notes) and as modified to reflect the operational and strategic requirements of WMIH, the Borrower and their respective subsidiaries in light of their size, industries, businesses and business practices, operations, financial accounting and projections set forth in the Acquisition Model (as defined below) and administrative and operational changes as reasonably

[Bridge Facility]

requested by the Administrative Agent (such precedent, provisions and requirements, the “Bridge/Bond Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions to Borrowing” section below and in Exhibit C to the Commitment Letter. The Bridge Facility Documentation shall contain only those representations, events of default and covenants as set forth in this Exhibit B.

Conditions to Borrowing:

The availability of the Bridge Facility on the Closing Date will be subject solely to (x) the applicable conditions set forth in Exhibit C to the Commitment Letter, (y) subject to the Funding Conditions Provisions, the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) the delivery of a customary borrowing notice.

The representations and warranties set forth in the Bridge Facility Documentation will be required to be made in connection with the borrowing of Bridge Loans on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding under the Bridge Facility (but to the extent untrue or incorrect, will constitute a default under the Bridge Facility).

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties as are usual and customary for bridge loan financings of this type consistent with the Bridge/Bond Documentation Principles, including as to exceptions and qualifications.

Covenants:

The Bridge Facility Documentation will contain such affirmative and negative covenants with respect to WMIH and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Bridge Loans (and the Extended Term Loans and the Exchange Notes) will be incurrence-based covenants consistent with the USI Indenture, with changes as are consistent with provisions customarily found in high yield indentures of comparable issuers in the Company’s industry (and in any event, the terms shall be no more restrictive than the indentures governing the Company’s existing senior notes) (and consistent with the Bridge/Bond Documentation Principles). The Bridge Facility Documentation shall include, with respect to every monetary basket, a builder amount based on either consolidated total assets or consolidated EBITDA (at the option of the Borrower and to be elected prior to general syndication).

Notwithstanding anything to the contrary, WMIH or any restricted subsidiary will be permitted:

i.   to incur secured indebtedness in an amount equal to the greater of $200.0 million and a corresponding percentage of consolidated total assets;

ii.  to incur and secure unlimited amount of indebtedness to finance or refinance the purchase, origination, pooling or funding of mortgage servicing rights, securitization indebtedness and indebtedness under residual funding facilities, servicing advance facilities, warehouse facilities and credit enhancement agreements;

[Bridge Facility]

iii.   to incur unsecured indebtedness to finance an acquisition so long as, (a) the Fixed Charge Coverage Ratio of WMIH shall either be (1) greater than or equal to the Fixed Charge Coverage Ratio of WMIH immediately prior to such transactions or (2) not less than 2.0x or (b) the Consolidated Total Debt Ratio (as defined below) shall either be (1) less than or equal to the Consolidated Total Debt Ratio of WMIH immediately prior to such transactions or (2) not greater than the Consolidated Total Debt Ratio of WMIH and its subsidiaries as of the Closing Date after giving pro forma effect to the Transactions, in either case, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, with a cap to be agreed on such indebtedness that can be incurred by non-Guarantors;

iv.   to make restricted payments (including investments) in an unlimited amount subject to no continuing event of default (or no continuing payment or bankruptcy event of default in the case of investments) and compliance with a pro forma Consolidated Total Debt Ratio of 1.25x less than the Consolidated Total Debt Ratio of WMIH and its subsidiaries as of the Closing Date after giving pro forma effect to the Transactions (the “General Restricted Payment Ratio”); provided that the making of restricted payments that are investments shall be subject to compliance with a pro forma Consolidated Total Debt Ratio of 1.00x less than the Consolidated Total Debt Ratio of WMIH and its subsidiaries as of the Closing Date after giving pro forma effect to the Transactions (the “Investment Restricted Payment Ratio”));

v.  to make Permitted Distributions (as defined below);

vi.   to incur indebtedness, consummate fundamental changes, make distributions, sell assets and make restricted payments (including investments), in each case, among the Borrower, the Guarantors and their restricted subsidiaries, in each case, on terms and conditions consistent with those in the Bridge/Bond Documentation Principles; and

vii.  consummate the Transactions.

In addition, the restricted payment covenant shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (x) $175.0 million and (y) a corresponding percentage of Consolidated EBITDA, plus (b) 50% of Consolidated Net Income (to be defined in a manner consistent with the Bridge/Bond Documentation Principles), plus, in each of the following clauses (c) through (i), without duplication, (c) the cash proceeds of new public or private equity issuances of any parent of WMIH or WMIH (other than disqualified stock) to the extent the proceeds thereof are contributed to WMIH as qualified equity and are not a specified equity contribution, plus (d) capital contributions to WMIH made in cash, cash equivalents or other property (other than disqualified stock) that are not a specified equity contribution, plus (e) the net cash proceeds received by WMIH from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (f) the net cash proceeds

[Bridge Facility]

received by WMIH and its restricted subsidiaries from sales of investments made using the Available Amount Basket (and not in excess of the amount of such original investment), plus (g) returns, profits, distributions and similar amounts received by WMIH and its restricted subsidiaries on investments made using the Available Amount Basket (and not in excess of the amount of such original investment), plus (h) the investments of WMIH and its restricted subsidiaries in any unrestricted subsidiary that has been redesignated as a restricted subsidiary or that has been merged or consolidated with or into WMIH or any of its restricted subsidiaries (not in excess of the original investments or in respect of permitted investments) plus (i) amounts declined by Lenders in response to an Asset Sale Offer and Net Proceeds from Asset Sales permitted to be retained by WMIH (each to be defined in a manner consistent with the Bridge/Bond Documentation Principles); provided that use of the Available Amount Basket (other than the amount of the Available Amount Basket attributable to clauses (a), (b), (c) and (d) above) for (x) dividends and distributions in respect of capital stock of WMIH (or any of its direct or indirect parent companies) and stock repurchases and (y) the prepayment, purchase or redemption of Subordinated Indebtedness (to be defined in a manner consistent with the Bridge/Bond Documentation Principles), shall in each case be subject to the absence of any event of default; provided further that the use of the Available Amount attributable to clause (a) above for investments shall be subject to the absence of payment or bankruptcy event of default; provided further that any use of the Available Amount Basket attributable to clause (a) above shall be subject to WMIH being able to incur at least $1 of additional debt under the Fixed Charge Coverage Ratio.

“EBITDA” shall be defined in a manner consistent with the Bridge/Bond Documentation Principles and in any event shall include, without limitation, add backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions, operating enhancements and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other transactions (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by WMIH and projected by WMIH in good faith to result from actions taken or expected to be taken (in the good faith determination of WMIH) within eight fiscal quarters after the date any such transaction is consummated, which shall not be subject to any cap as a percentage of EBITDA, (e) “run rate” cost savings, operating expense reductions, operating enhancements and synergies projected by WMIH in good faith to result from actions either taken or expected to be taken within 24 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable, (f) pro forma synergies (g) adjustments and add backs reflected in either (i) the Sponsor’s financial model dated as of February 1, 2018 (the “Acquisition Model”) or (ii) the management presentation and Confidential Information Memorandum provided by the Company.

“Consolidated Total Debt” shall be defined in a manner consistent with the Bridge/Bond Documentation Principles and in any event shall include no cap on cash netting.

“Consolidated Total Debt Ratio” shall be defined in a manner consistent with the Bridge/Bond Documentation Principles.

[Bridge Facility]

“Fixed Charge Coverage Ratio” shall be defined in a manner consistent with the Bridge/Bond
Documentation Principles.

“Permitted Distributions” shall mean restricted payments in an amount, on an aggregate basis, not to exceed the sum of (a) up to 6% per annum of the net proceeds received by (or contributed to) WMIH and its restricted subsidiaries from any public offering of WMIH’s common stock (or the common stock of any direct or indirect parent company of WMIH), other than public offerings with respect to WMIH’s common stock registered on Form S-4 or Form S-8, and (b) up to 7% of market capitalization.

Prior to the Initial Bridge Loan Maturity Date, the debt and lien incurrence and the restricted payment covenants of the Bridge Loans will be more restrictive than those of the Extended Term Loans and the
Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of WMIH, the Borrower or any significant restricted subsidiary; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge/Bond Documentation Principles.

Cost and Yield Protection:	The Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Bridge/Bond Documentation Principles.

Assignment and Participation:	The Lenders will have the right to assign Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.

The Lenders will have the right to participate their Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Facility Documentation shall provide that (a) Bridge Loans may be purchased by the Borrower and assigned on a non-pro rata basis through customary Dutch auction procedures (so long as such purchases are offered to all Lenders on a

[Bridge Facility]

pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed) and (b) the Sponsor and its affiliates (other than WMIH and its subsidiaries) (other than any such affiliate that is a bona fide debt fund or entity that extends credit or buys loans in the ordinary course of business (“Affiliated Debt Fund”)) (each an “Affiliated Lender”) shall be eligible assignees; provided that (i) any such Bridge Loans acquired by WMIH or any of its subsidiaries shall be retired and cancelled promptly upon acquisition thereof (or contribution thereto) and (ii) any such Bridge Loans acquired by the Sponsor or any of its affiliates may, with the consent of the Borrower, be contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity at such time; provided that assignments to Affiliated Lenders shall be subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders and will not be permitted to attend/participate in Lender meetings;

(ii)  Affiliated Lenders shall have no right to vote any of its interest under the Bridge Facility (such interest will be deemed voted in the same proportion as non-affiliated Lenders voting on such matter) except that each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all affected Lenders (as set forth in “Voting” below) and no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which Lenders are entitled; and

(iii)  the amount of Bridge Loans and Extended Term Loans purchased by Affiliated Lenders shall not exceed 30% of the aggregate outstanding amount of Bridge Loans and Extended Term Loans at any time.

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Debt Funds, KKR Corporate Lending LLC or MCS Corporate Lending LLC.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions consistent with the Bridge/Bond Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Facility Documentation) and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages.

[Bridge Facility]

Expenses and Indemnification:	The Bridge Facility Documentation will include expenses and indemnification provisions as are usual and customary for bridge loan financings of this type and consistent with the Bridge/Bond Documentation Principles.

Governing Law:	New York.

Counsel to the Administrative Agent and Lead Arrangers:	Shearman & Sterling LLP.

[Bridge Facility]

ANNEX I to

EXHIBIT B

Extended Term Loans

Maturity:	The Tranche A Extended Term Loans will mature on the date that is five years after the Closing Date. The Tranche B Extended Term Loans will mature on the date that is eight years after the Closing Date. The Tranche C Extended Term Loans will mature on the date that is ten years after the Closing Date.

Interest Rate:	The Tranche A Extended Term Loans will bear interest at an interest rate per annum (the “Extended Tranche A Term Loan Interest Rate”) equal to the Tranche A Total Cap. The Tranche B Extended Term Loans will bear interest at a rate per annum (the “Extended Tranche B Term Loan Interest Rate”) equal to the Tranche B Total Cap. The Tranche C Extended Term Loans will bear interest at an interest rate per annum (the “Extended Tranche C Term Loan Interest Rate”) equal to the Tranche C Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the applicable Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	During the continuance of any event of default under the Extended Term Loans, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans.

Guarantees:	Same as the Bridge Loans.

Security:	None.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Bridge Loans will apply) and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

[Extended Term Loans]

ANNEX II to

EXHIBIT B

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under an indenture consistent with the terms and conditions of this Annex II and consistent with the Bridge/Bond Documentation Principles. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Exchange Notes will be available only in exchange for the applicable tranche of Extended Term Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the applicable tranche of Extended Term Loans for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans of any tranche to be exchanged for Exchange Notes of the applicable tranche will be $250.0 million.

Maturity:	The Exchange Notes in respect of the Tranche A Bridge Loans (the “Tranche A Exchange Notes”) will mature on the date that is five years after the Closing Date. The Exchange Notes in respect of the Tranche B Bridge Loans (the “Tranche B Exchange Notes”) will mature on the date that is eight years after the Closing Date. The Exchange Notes in respect of the Tranche C Bridge Loans (the “Tranche C Exchange Notes”) will mature on the date that is ten years after the Closing Date.

Interest Rate:	The Tranche A Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Tranche A Total Cap. The Tranche B Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Tranche B Total Cap. The Tranche C Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Tranche C Total Cap.

Default Rate:	During the continuance of any event of default under the Exchange Notes, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans and Extended Term Loans.

Guarantees:	Same as the Bridge Loans and Extended Term Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes, and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Bridge/Bond Documentation Principles.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a Change of Control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates

[Exchange Notes]

other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased
Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption”
section below.

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Tranche A Exchange Notes will be non-callable until the second anniversary of the Closing Date. Thereafter, each such Tranche A Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Tranche A Exchange Note during the third year after the Closing Date, which call premium shall ratably decline to zero on the fourth anniversary of the Closing Date.

Prior to the second anniversary of the Closing Date, the Issuer may redeem such Tranche A Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the
Closing Date plus 50 basis points.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 40% of such Tranche A
Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Tranche A Exchange Notes on terms consistent with the Bridge/Bond
Documentation Principles.

Except as set forth in the next two succeeding paragraphs, the Tranche B Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Tranche B Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Tranche B
Exchange Note during the fourth year after the Closing Date, which call premium shall ratably decline to zero on the sixth anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Tranche B Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the
Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Tranche B
Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Exchange Notes on terms consistent with the Bridge/Bond
Documentation Principles.

Except as set forth in the next two succeeding paragraphs, the Tranche C Exchange Notes will be non-callable until the fifth anniversary of the Closing Date. Thereafter, each such Tranche C Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Tranche C
Exchange Note during the sixth year after the Closing Date, which call premium shall ratably decline to zero on the eighth anniversary of the Closing Date.

Prior to the fifth anniversary of the Closing Date, the Issuer may redeem such Tranche C Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fifth anniversary of the
Closing Date plus 50 basis points.

[Exchange Notes]

B-II-2

Prior to the fifth anniversary of the Closing Date, the Issuer may redeem up to 40% of such Tranche C
Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Exchange Notes on terms consistent with the Bridge/Bond
Documentation Principles.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Bridge/Bond Documentation Principles. Prior to a Demand Failure Event, any Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the
Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Bridge/Bond Documentation Principles.

Modification:	Consistent with the Bridge/Bond Documentation Principles.

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties pursuant to Rule 144A and Regulation S (or any successor provisions thereto).

Covenants:	Such affirmative and negative covenants with respect to WMIH and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Exchange Notes will be incurrence-based covenants consistent with the USI Indenture, with changes as are consistent with provisions customarily found in high yield indentures of comparable U.S.-based issuers in the Company’s industry (and in any event, the terms shall be no more restrictive than the indentures governing the Company’s existing senior notes) (and consistent with the Bridge/Bond Documentation Principles).

Events of Default:	Consistent with the Bridge/Bond Documentation Principles.

Governing Law:	New York.

[Exchange Notes]

B-II-3

CONFIDENTIAL	EXHIBIT C

Project Eclipse

Summary of Additional Conditions

Except as otherwise set forth below (and in section entitled “Conditions to Borrowing” in Exhibit B to the Commitment Letter), the availability and initial funding on the Closing Date of the Bridge Facility shall be subject solely to the satisfaction (or waiver in writing by the Commitment Parties) of the following conditions:

1. The Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents by you thereto that are materially adverse to the Lenders in their capacities as such without the consent of the Majority Lead Arrangers (or, solely in the case of an extension of the End Date, each Lead Arranger) (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any change to the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders, (b) any change to, or consent under, the definition of “End Date” contained in the Acquisition Agreement which extends the End Date past the Commitment Termination Date (as of the date hereof) shall be deemed to be materially adverse to the Lenders and (c) any modification, amendment or express waiver or consents by you that results in an increase or reduction in the purchase price shall be deemed to not be materially adverse to the Lenders so long as (i) any increase in the purchase price shall not be funded with additional indebtedness and (ii) any reduction shall be allocated solely to reduce the Bridge Facility.

2. Subject to Section 10.5 of the Acquisition Agreement, (a) except as disclosed in the Company SEC Documents (as defined in the Acquisition Agreement) publicly filed since January 1, 2015 and prior to the date of the Acquisition Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of this paragraph 2) and (b) except as set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement), since December 31, 2016, there has not been any event, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement).

3. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Bridge Facility, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Bridge Facility).

4. The Lead Arrangers shall have received (a)(i) the audited consolidated balance sheets as of the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of operations, stockholder’s equity and cash flows of WMIH and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date; and (ii) the audited consolidated balance sheets as of the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of operations and comprehensive income and cash flows of the Company and its

[Summary of Additional Conditions]

subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date; and (b)(i) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations, stockholder’s equity and cash flows of WMIH and its subsidiaries as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of WMIH’s fiscal year) ended at least 45 days before the Closing Date (and the same period in the prior fiscal year); and (ii) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive income and cash flows of the Company and its subsidiaries as of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of WMIH’s fiscal year) ended at least 45 days before the Closing Date (and the same period in the prior fiscal year). The Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clauses (a)(i) and (a)(ii) above for 2014, 2015 and 2016 and the unaudited financial statements referred to in clause (b)(i) and (b)(ii) for the first three fiscal quarter of 2017.

5. The Lead Arrangers shall have received (a) a pro forma statement of income of WMIH and its subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date; (b) a pro forma statement of income of WMIH and its subsidiaries for the latest interim period covered by the financial statements provided pursuant to Section 4(b)(i) above; (c) a pro forma balance sheet as of the most recently completed fiscal quarter ended at least 45 days before the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of WMIH’s fiscal year) and (d) a pro forma consolidated income statement of WMIH and its subsidiaries for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of WMIH’s fiscal year), in each case, prepared after giving effect to the Transactions as if each such transaction had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6. The Administrative Agent and the Lead Arrangers shall have received at least two business days prior to the Closing Date all documentation and other information about the Company, WMIH and the subsidiaries of the Company and WMIH that will become Guarantors as shall have been reasonably requested in writing by the Administrative Agent or the Lead Arrangers at least ten calendar days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

7. (a) Investment banks (the “Investment Banks”) shall have been engaged to privately place the Notes pursuant to the engagement letter dated the date hereof among the Investment Banks and Borrower, and each shall have received (i) a customary preliminary offering memorandum containing (A) all customary information, including financial statements of the Borrower, WMIH and the Company (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include (I) a “description of notes,” “plan of distribution” and information customarily provided by the Investment Banks or their counsel or advisors in the preparation of an offering memorandum for an offering of high yield unsecured debt securities in a private placement under Rule 144A of the Securities Act, including any risk factors relating to, or any description of, all or any component of the financing contemplated thereby or by this Commitment Letter, (II) segment reporting or consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10

[Summary of Additional Conditions]

and 3-16 of Regulation S-X, (III) CD&A and other information required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (IV) other customary exceptions) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent with Regulation S-X, which give pro forma effect to the Transactions (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data of the Borrower, WMIH and the Company that would be reasonably necessary for the Investment Banks to receive customary “comfort” letters from the independent accountants of the Borrower, WMIH and the Company, respectively, in connection with the offering of the Notes (and the Borrower shall have made all commercially reasonable efforts to provide the Investment Banks with drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort), which such accountants are prepared to issue upon completion of customary procedures) and (b) the Investment Banks shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days upon receipt of the information described above in clause (a)(i) (the “Required Information”) to seek to place the Notes with qualified purchasers thereof; provided, that (i) May 25, 2018 shall be excluded from the determination of such Marketing Period, (ii) July 3, 2018 shall be excluded from the determination of such Marketing Period, (iii) if such Marketing Period has not ended on or prior to August 17, 2018, then such Marketing Period shall not commence prior to September 4, 2018 and (iv) if such Marketing Period has not ended on or prior to December 21, 2018, then such Marketing Period shall not commence prior to January 2, 2019. If the Borrower in good faith reasonably believes that it has provided the Required Information and that the Marketing Period has commenced, it may deliver to the Lead Arrangers a written notice to that effect (stating when the Borrower believes it completed delivery of the Required Information), in which case, the Marketing Period will be deemed to have commenced on the date set forth in such notice unless the Majority Lead Arrangers in good faith reasonably believe that the Marketing Period has not commenced and within two (2) Business Days after the delivery of such notice deliver a written notice to the Borrower to that effect (stating with specificity why the Majority Lead Arrangers believe the Marketing Period has not commenced).

8. Subject in all respects to the Funding Conditions Provisions, the Guarantees shall have been executed by WMIH and the subsidiaries of WMIH that will become Guarantors and be in full force and effect or substantially simultaneously with the consummation of the Acquisition.

9. Subject in all respects to the Funding Conditions Provisions, (a) the Bridge Facility Documentation (which shall be in accordance with the terms of the Commitment Letter and the Term Sheet and the Bridge/Bond Documentation Principles, as applicable) shall have been executed and delivered by the Credit Parties and (b) customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex C-I attached hereto, certified by a senior authorized financial officer of WMIH) shall have been delivered to the Lead Arrangers.

10. The Equity Contribution shall have been made, or substantially concurrently with the borrowings under the Bridge Facility and/or the issuance of the Notes shall be made, in at least an amount equal to the Minimum Equity Contribution and the Refinancing shall have been completed substantially concurrently with the borrowings under the Bridge Facility and/or the issuance of the Notes.

[Summary of Additional Conditions]

CONFIDENTIAL	ANNEX C-I

Form of Solvency Certificate

Date:

Reference is made to Credit Agreement, dated as of [•] (the “Credit Agreement”), among [•] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [•], as Administrative Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [•] of the Credit Agreement.

Solely in my capacity as a financial executive officer of WMIH and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the transactions in connection with the Bridge Facility:

1.	The sum of the liabilities (including contingent liabilities) of WMIH and its restricted subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of WMIH and its restricted subsidiaries, on a consolidated basis.

2.	The fair value of the property of WMIH and its restricted subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of WMIH and its restricted subsidiaries, on a consolidated basis.

3.	The capital of WMIH and its restricted subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	WMIH and its restricted subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[WMIH]

By:
Name:
Title:

[Solvency Certificate]